UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One): |X|  Form 10-K   |_| Form 20-F   |_| Form 11-K    |_| Form 10-Q
             |_| Form N-SAR

               For Period Ended:      December 31, 2000
                                 ----------------------
               [   ]  Transition Report on Form 10-K
               [   ]  Transition Report on Form 20-F
               [   ]  Transition Report on Form 11-K
               [   ]  Transition Report on Form 10-Q
               [   ]  Transition Report on Form N-SAR
               For the Transition Period Ended:_________________________________

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION
   Wireless Ventures Inc.
Full Name of Registrant

Former Name if Applicable:
eieiHome.com, Inc.
Address of Principal Executive Office (Street and Number)
888 7th Avenue, Suite 1503
City, State and Zip Code
New York, New York  10106


PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without reasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       [x]   (a)   The reasons described in reasonable detail in Part III of
                   this form could not be eliminated without unreasonable effort or expense;

       [x]   (b)   The subject annual report, semi-annual report, transition
                   report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

       [ ]   (c)   The accountant's statement or other exhibit required by Rule
                   12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

See Attachment I
                                                 (Attach Extra Sheets if Needed)
                                                                  SEC 1344 (6/93

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Paul Hickey                        (212)                 956-5422

         (Name)                           (Area Code)         (Telephone Number)

(2) Have all other period reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If
         answer is no, identify report(s).                        |X| Yes |_|No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?                               |_| Yes |X|No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                             Wireless Ventures Inc.
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  03/28/01                              By /s/ Paul Hickey

                                           Paul Hickey, Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
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   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).
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Attachment I

                  The Registrant is seeking an extension of the period in which to file its Form 10-KSB for the year ended December 31, 2000 because of difficulties in obtaining the relevant information. The Registrant is currently in the process of completing its 10-KSB and anticipates that the Form will be filed within the grace period provided for under Rule 12b-25.